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                             Sabratek Corporation

          Exhibit 11.1 - Statement Re Computation of Share Earnings



                                                       Three months ended                      Six months ended
                                              ---------------------------------------------------------------------------
                                                June 30, 1996     June 30, 1995         June 30, 1996     June 30, 1995
                                              ---------------------------------------------------------------------------
Net loss                                          ($14,000)       ($1,413,176)           ($1,729,738)       ($2,960,131)
                                              ===========================================================================
Weighted average common
shares outstanding -                             2,259,478          1,513,205              2,077,834          1,511,801

Weighted average preferred
shares outstanding assuming conversion -         1,838,113          1,613,200              1,838,113          1,530,234

Effect of conversion of convertible
subordinated debentures -                        1,245,002                  0              1,245,002                  0

Additional shares pursuant to SAB 83 -           1,393,353            724,527              1,511,807            724,527
                                              ---------------------------------------------------------------------------
                                                 6,735,946          3,850,932              6,672,756          3,766,562
                                              ===========================================================================
Net loss per share                                   $0.00             ($0.37)                ($0.26)            ($0.79)
                                              ===========================================================================
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